Filed Pursuant to Rule 424(b)(5)

Registration No. 333- 236683

SUPPLEMENT NO. 1 TO PROSPECTUS SUPPLEMENT DATED JUNE 30, 2021

(To Prospectus dated May 6, 2020)

€1,500,000,000

TÜRKİYE CUMHURİYETİ

(The Republic of Turkey)

4.375% Notes due July 8, 2027

EXPLANATORY NOTE

This Supplement No. 1 to the Prospectus Supplement supplements and amends the Prospectus Supplement dated June 30, 2021 (the “Original Prospectus Supplement”), filed by the Republic of Turkey (the “Republic”). This Supplement No. 1 to the Prospectus Supplement should be read in conjunction with the Original Prospectus Supplement and the prospectus dated May 6, 2020 (the “Prospectus”).

This prospectus supplement is qualified by reference to the Prospectus and the Original Prospectus Supplement, except to the extent that the information presented herein supersedes the information contained in the Original Prospectus Supplement. This Supplement No. 1 is not complete without, and may not be delivered or used except in conjunction with, the Original Prospectus Supplement and the Prospectus.

The purpose of this Supplement No. 1 is solely to correct a typographical error which appeared in the Original Prospectus Supplement.

CORRECTION TO ISIN NUMBER

This Supplement No. 1 is being filed to correct the ISIN number with respect to the Republic’s 4.375% Notes due July 8, 2027, €1,500,000,000 aggregate principal amount (the “Notes”), offered by means of the Original Prospectus Supplement. Due to a typographical error on pages S-4 and S-76 of the Original Prospectus Supplement, the Original Prospectus Supplement misstated the ISIN number with respect to the Notes as “XS2361950527”. To reflect the correct ISIN number of the Notes, this number is hereby amended to “XS2361850527”.

This filing does not amend, modify or alter such prior filing in any other respect. No changes have been made to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this Supplement No. 1, the Original Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 7, 2021